Exhibit 99.1

Mace Reports Financial Results for the First Quarter Ended March 31, 2009

HORSHAM, Pa.--(BUSINESS WIRE)--May 13, 2009--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global:MACE) today announced financial results for the first quarter ended March 31, 2009.

2009 First Quarter Highlights

  Mace entered into an agreement to sell two car washes in Austin, Texas for $6,000,000. The Company also announced that it had closed on the sale of its two remaining car washes in San Antonio, Texas for $1,000,000.
  Mace began implementing its Security Division growth strategy:
    Signed letter of intent to purchase a wholesale monitoring station, CSSS, Inc. Mace closed on this acquisition on April 30, 2009.
    Hired two experienced outside sales professionals to enter new markets.
    Focused on Security Segment growth in the Latin American market.
  Mace hired Ron Gdovic as President of its Digital Media Marketing Division.
  Mace appointed Richard A. Barone to its Board of Directors

Dennis Raefield, CEO and President of Mace, stated, “I am excited about the future of Mace. We are on track with our growth strategy. Even though our 2009 first quarter sales were soft due to the continuing global economic crisis, we have achieved our cost-cutting goals and have reduced Mace’s quarter over quarter losses by improving our gross margin and reducing the Company’s overhead.

“We have also improved our Security Division’s sales department, product offerings and customer service. We have completed a significant step in our security-oriented growth strategy by acquiring a first class wholesale central monitoring station, which is the platform to build our next generation of services. We plan to roll out new services during both the second and third quarters of 2009. I hope to see continued improvement as we start to see growth rebound in the security sector. I am also pleased to announce that we continue to make progress in selling our remaining car washes, and we are very pleased with the direction of our Digital Media Marketing segment,” Mr. Raefield concluded.

Financial Results, First Quarter of 2009 Compared To First Quarter of 2008

Total revenues for the first quarter ended March 31, 2009 were $8.6 million, as compared to $12.3 million for the same period in 2008. The decrease in overall revenues during the first quarter of 2009 was primarily due to a decrease in revenues from Mace’s Digital Media Marketing segment because of management’s decision to discontinue the marketing efforts of its online marketing division, PromoPath, in June 2008. There was also a reduction in sales in Mace’s Security and Car Wash segments.

Loss from continuing operations for the first quarter of 2009 was approximately ($1.7) million, or ($0.10) per share, compared to a loss from continuing operations of ($2.2) million, or ($0.13) per share, for the first quarter of 2008. The reduction in loss from continuing operations was partially due to a reduction in selling, general and administrative (“SG&A”) expenses from $5.0 million for the three months ended March 31, 2008 to $3.7 million in the same period in 2009, a decrease of approximately $1.3 million, or 26%. The SG&A expense savings were realized from a reduction in costs with the consolidation of our security division’s Ft. Lauderdale, Florida surveillance equipment warehouse operations into our Farmers Branch, Texas facility, with an expense reduction of approximately $140,000, as well as overhead reductions within our Digital Media Marketing segment. SG&A expenses of our Digital Media Marketing segment decreased from $1.3 million in the three months ended March 31, 2008 to $708,000 in the three months ended March 31, 2009. In addition to these cost savings measures, we also noted a reduction in non-cash compensation expense from continuing operations from approximately $253,600 in the three months ended March 31, 2008 to $50,000 in the three months ended March 31, 2009.

Discontinued operations include the Company’s Arizona, Florida, Northeast, San Antonio, Texas, Lubbock, Texas and Austin, Texas car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $60,000, or $0.00 per share, in the three months ended March 31, 2009 and $6.2 million, or $0.37 per share, in the first quarter of 2008. The 2008 income from discontinued operations included a $6.9 million gain from the sales of the Company’s six Florida car washes, partially offset by an accrual of $600,000 relating to a $100,000 criminal fine and a forfeiture of $500,000 in proceeds from the sale of four Northeast car washes from the previously reported immigration investigation.

Net loss for the three months ended March 31, 2009 was approximately ($1.6) million, or ($0.10) per share, compared to income of approximately $4.0 million, or $0.24 per share, which included the income from discontinued operations noted above, for the first three months of 2008.

The Company’s net book value was $41.6 million, or $2.55 per share, at March 31, 2009. In addition, Mace had $53.1 million in total assets, including $8.5 million of cash and short-term investments, at March 31, 2009.

Conference Call

Mace will conduct a conference call on Tuesday, May 19, 2009 at 11:00 AM Eastern Time. The conference call number is (973) 638-3285, conference ID: 99075289. There will be access to a tape recording of the teleconference by calling (706) 645-9291 and entering the conference ID: 99075289. This will be available after the teleconference from 5:00 PM Eastern, Tuesday, May 19, 2009 through 5:00 PM Eastern, Friday, May 29, 2009. In addition, a live web cast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company’s website through May 29, 2009.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

TABLE FOLLOWS

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues
Security	$4,177	$5,287
Digital media marketing	3,047	5,445
Car wash	1,368	1,557
	8,592	12,289
Cost of revenues
Security	2,943	3,893
Digital media marketing	2,142	4,043
Car wash	1,220	1,406
	6,305	9,342

Selling, general and administrative expenses	3,677	4,963
Depreciation and amortization	232	286

Operating loss	(1,622)	(2,302)

Interest (expense) income, net	(5)	22
Other income	9	111
Loss from continuing operations before income taxes	(1,618)	(2,169)

Income tax expense	40	25

Loss from continuing operations	$(1,658)	$(2,194)

Income from discontinued operations, net of tax	$60	$6,168

Net (loss) income	$(1,598)	$3,974

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.10)	$(0.13)
Income from discontinued operations	-	0.37
Net (loss) income	$(0.10)	$0.24

Weighted average shares outstanding
Basic	16,285,377	16,465,253
Diluted	16,285,377	16,465,253

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President
954-449-1313
ed@mace.com